Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the following listed registration statements of RF Monolithics, Inc. on Form S-8 of our report dated November 17, 2003, appearing in this Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2003: 33-83492, 333-000366, 333-01420, 333-23669, 333-59643, 333-83667, 333-83689, 333-34912, 333-58530, 333-84612, 333-10421.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

November 17 , 2003